                     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Quest Value Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Quest Value Fund, Inc.,
of our report dated December 12, 2006, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm" appearing in the
Statement of Additional Information.

                                                     /s/ KPMG LLP
                                                        KPMG LLP

Denver, Colorado
February 26, 2007